Exhibit 99.2

Sherman Black Remarks RIMG 1Q11 Conference Call

•	Good morning and thank you for taking the time to participate in our first quarter earnings conference call.

•	I will lead off by briefly reviewing our performance for this period.

•	Then, Jim Stewart, our chief financial officer, will cover our recent operating results in some detail.

•	We will be pleased to take your questions at the conclusion of our remarks.

•	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.

•	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.

•	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

•	With that said, I will start off by saying that we started the second year of our recovery and transformation initiative on a strong footing.

•	First quarter sales of $21.5 million were up 17% from $18.4 million in the year-earlier period, which was slightly above our previously-issued financial guidance for this period of $19 to $21 million.

•	Operating income totaled $2.3 million, an increase of 146% from $944,000 in the first quarter of 2010.

•	In addition, net income rose 116% to $1.5 million or $0.16 per diluted share, from $695,000 or $0.07 per diluted share in last year’s first quarter.

•	At this level, our earnings exceeded the guidance for this period of $0.11 to $0.15 per share.

•	Rimage’s strong sales and earnings reflect the progress that we have made over the past year at strengthening and stabilizing our core disc publishing business.

•	Retail sales made a significant, though diminished, contribution to our first quarter performance.

•	Revenues for this period included shipment of $1.3 million of hardware for integration into the digital photography solution of a major national retailer.

•	This shipment largely completed last year’s supply agreement totaling $10.6 million, which was enabled by our product refresh initiative.

•	As we indicated in our last earnings release and conference call, no similarly sized retail order is anticipated in 2011.

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Excluding the first quarter retail shipment, our sales still would have exceeded the year-earlier level due to increased business related to other applications, the stabilization of our European operation and a 22% increase in sales of consumable supplies.

•	In addition, we realized the first meaningful revenues from the Rimage Information Technology joint venture that was launched in late 2010.

•	Deploying a complete digital publishing solution for medical imaging in Chinese hospitals, this joint venture is expected to generate a growing revenue stream over the balance of 2011.

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As anticipated, sales of our public safety solutions were minimal in the first quarter but additional orders are forecasted for the second half of the year, which coincides with the federal government’s buying season.

•	I want to mention that Rimage’s supply chain was impacted by the earthquake that devastated the northern coastline of Japan in March.

•	However, we have effectively managed this event without any disruption to our global sales.

•	Having secured alternative sources of supply at some additional freight expense, we expect to fulfill all of our second quarter orders.

•	The situation in Japan remains fluid and we are continuing to monitor developments closely.

•	Turning to Rimage’s future, our core disc publishing business is mature and being impacted by technology substitution.

•	In response to changing customer needs, we continued development of our previously announced virtual publishing initiative during the first quarter.

•	As the next stage of a logical technology evolution for Rimage, virtual publishing represents a potential new growth engine.

•	Development is proceeding on schedule and we expect to start beta testing this product later in the second quarter.

•	It remains our goal to launch a first-generation virtual publishing solution by the end of this year.

•	Turning to the guidance contained in this morning’s release, we are forecasting earnings of $0.07 to $0.10 per diluted share on revenues of $19 to $21 million for the second quarter of 2011.

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Our earnings guidance reflects the impact of higher freight costs related to securing alternative sources of media supplies in the aftermath of the Japan earthquake as well as slightly higher operating expense.

•	We also are reiterating our full-year guidance for earnings of $0.55 to $0.65 per diluted share on sales of $80.0 to $85.0 million.

•	In addition, operating cash flows are expected to remain robust throughout 2011.

•	As we have said in the past, our recovery and transformation initiatives represent an extensive, multi-year process, and given the scope of the changes taking place, our progress will be uneven.

•	Within this context, 2011 is off to a promising start and we are confident about Rimage’s long-term prospects.

•	Our progress continues to driven by the outstanding work of our many excellent employees around the world by our…VAR partners…and by our valued suppliers.

•	I want to thank every member of our team for their dedication and commitment to our common objectives.

•	Thank-you. Now, Jim will review some highlights from our first quarter operating results.

Jim Stewart 1Q11 Conference Call Remarks

•	Thanks, Sherman.

•	I will start off by adding some detail to our first quarter sales performance.

•	Sales of digital publishing equipment rose 16% from the first quarter of 2010 and accounted for 33% of our total sales, which was virtually unchanged from the last year.

•	The hardware component of our business was driven in part by sales of our 5400N disc publishing system to the retail sector.

•	Sales of these systems transacted through our Americas channel also rose from the year-earlier period.

•	And as we noted in this afternoon’s release, our China joint venture also recorded its first meaningful hardware sales in the first quarter.

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As anticipated, sales of our public safety solutions were minimal in the first quarter, but more significant orders are forecasted for the second half of the year, which coincides with the federal government’s buying season.

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Recurring revenues, including sales of printer ribbons and cartridges, parts, CD/DVD media and service contracts, increased 17% from last year’s first quarter, due primarily to higher sales of consumable supplies to the retail sector.

•	This revenue category accounted for 67% of our total first quarter sales, which was virtually unchanged from the year-earlier period.

•	Since the completion of our large retail photo supply agreement, we are seeing increased orders for consumables.

•	At this time, we cannot tell if this higher demand will carry over to the second half of the year.

•	It bears repeating that a stream of consumables is associated with virtually every disc publishing installation.

•	Moreover, high switching costs make it difficult for our customers to rapidly make a product substitution.

•	For these reasons, we expect our consumables business to remain a significant part of our business for some time.

•	First quarter international sales declined slightly in this year’s first quarter and accounted for 38% of total sales for this period, compared to 44% in last year’s first quarter.

•	In response to a variety of corrective actions, sales of our large European operation stabilized in the first quarter, following several quarters of declining revenues.

•	Sales in Latin American and Asia-Pacific markets were relatively stable year-over-year.

•	Foreign currency adjustments had a negligible impact on our first quarter international sales.

•	Moving down the income statement, Rimage’s gross margin strengthened to 50% from 47% in last year’s first quarter.

•	Our gross margin benefited from the changes that we implemented in our sales channel and service models last year, which were partly offset by the high proportion of consumables in our sales mix.

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We believe our gross margin in the second quarter of 2011 will decline modestly to the vicinity of 48%, due to additional costs resulting from the Japan disaster, including higher air freight expense and increased media prices from alternative suppliers.

•	Total operating expenses were below forecasted levels in the first quarter.

•	R&D expense of $1.6 million was up from $1.4 million in the year-earlier period, reflecting continued development of our virtual publishing product and new solutions.

•	R&D expense is projected to increase by approximately 10% in the second quarter as the virtual publishing product is readied for beta testing toward the end of the quarter.

•	Selling, general and administrative expense totaled $6.9 million, up from $6.3 million in the first quarter of 2010.

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This increase resulted from investment in our sales and marketing organization related to our emphasis on solution sales, additional hiring in both Europe and at our China joint venture, investments related to launching our virtual publishing product and higher legal and consulting expenses.

•	We believe SG&A in this year’s second quarter will be at or near the first quarter level.

•	Rimage’s first quarter operating margin of 11% was up from 5% in the year-earlier period, due to increased revenues, our improved gross margin and below-plan operating expenses.

•	Our effective tax rate was 37% in the first quarter, and we anticipate a full-year tax rate in this vicinity in 2011.

•	Cash and investments totaled $117.6 million at the end of the first quarter, up from $116.8 million at the beginning of 2011.

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During the quarter, cash generated from operations was partly offset by a $2.0 million strategic minority investment in BriefCam, Ltd., whose video synopsis software will enhance Rimage’s video surveillance solution with analytical capabilities.

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Cash also was used to purchase increased inventories of consumable supplies to mitigate potential supply disruptions resulting from the impact of the Japanese earthquake on Rimage’s supply chain and in advance of anticipated second quarter printer ribbon price increases.

•	We announced in our last earnings release a quarterly dividend of $.10 per share, payable on April 15, 2011 to shareholders of record as of March 31, 2011.

•	The cash used to support this dividend will be reflected in our second quarter balance sheet.

•	No shares were repurchased under our existing authorization in the first quarter.

•	Approximately 305,000 shares remain available for repurchase under this authorization.

•	Working capital totaled $123 million at the end of the first quarter, up from $120 million at the beginning of 2011.

•	Finally, Rimage’s balance sheet remains debt free, while stockholders’ equity increased to $130 million at March 31, 2011 from $129 million at the beginning of this year.

•	That wraps up our formal remarks and now the conference call operator will poll you for any questions.